Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION
Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300 For Immediate Release November 21, 2013

Compuware Corporation Announces Board of Director Changes

DETROIT--November 21, 2013--Compuware Corporation (NASDAQ: CPWR), the technology performance company, today announced changes to its Board of Directors. Effective today:

•	Jeffrey J. Clarke, Managing Partner at Augusta Columbia Capital, and Jennifer J. Raab, President of Hunter College, have been appointed to the company’s Board of Directors.

•	Glenda D. Price, Ph.D., and Ralph J. Szygenda have stepped down from the Board.

The Company plans to announce its full Board slate, including additional new independent directors, in advance of its 2013 annual meeting of shareholders, which it intends to hold in the first quarter of 2014.

Clarke is a highly experienced IT executive with nearly thirty years of technology industry experience. He currently serves as Managing Partner at Augusta Columbia Capital, Inc., a technology-focused private equity firm. Prior to joining ACC, he was President and CEO of Travelport Ltd, a leading technology and distribution company in the travel industry. Clarke also served as the Chief Operating Officer of CA Technologies, where he was tasked with stabilizing the company and leading the firm’s operations during a CEO transition. Clarke is currently the Chairman of Orbitz Worldwide and a director at Travelport and Red Hat, Inc.

Raab is the President of Hunter College in New York, where she is responsible for successfully raising academic standards while strengthening and modernizing the college’s system of fiscal management. Prior to joining Hunter College, she served as Chairman and Commissioner of the New York City Landmarks Preservation Commission. In addition to her substantial management and academic experience, Raab has significant legal expertise, serving as a litigator at two of the nation’s most prestigious law firms: Cravath, Swaine & Moore and Paul, Weiss, Rifkind, Wharton & Garrison. She is a member of the Council on Foreign Relations and serves on the Boards of Directors of The After School Corporation and United Way, and on the Steering Committee of the Association for a Better New York.

“The continued addition of new independent directors who bring fresh perspectives to our Board is an important element in our strategic transformation, including transitioning to high growth businesses, improving execution, significantly reducing our cost structure, separating Covisint to unlock the value of that business and returning capital to shareholders through an ongoing dividend,” said Compuware President and CEO Bob Paul. “Jennifer and Jeff are exceptional leaders with proven track records of success in key disciplines, and we look forward to benefiting from their expertise as we continue to accelerate the execution of our strategic initiatives.”

Earlier this year, independent directors David Fubini and Lee Roberts were appointed to the Board.

“I would like to thank Glenda and Ralph for their commitment to Compuware and many contributions in helping lead the company forward,” said Compuware Chairman Gurminder Bedi. “Their extensive experience and skill were invaluable to our ongoing efforts to deliver enhanced value to our shareholders.”

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Compuware Corporation Announces Board of Directors Changes
November 21, 2013

Dr. Price, a visionary academic leader and administrator, joined the Board in 2002 and served on its Audit Committee. Mr. Szygenda, a technology industry veteran and former chief information officer at several large companies, including GM, joined the Board in 2009 and served on its Compensation Committee.

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world’s most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Follow us on Twitter at http://twitter.com/compuware.

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Compuware Press Contact

Lisa Elkin, Vice President, Marketing and Communications, 313-227-7345

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com